UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2007

Golden Telecom, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27423	51-0391303
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Rep. Office Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, Moscow, Russia,		115114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(011-7-501) 797-9300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2007, Golden Telecom, Inc. (the "Company"), VimpelCom Finance B.V. ("Parent") and Lillian Acquisition, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Parent is an indirect wholly owned subsidiary of Vimpel-Communications, an Open Joint Stock Company formed under the laws of the Russian Federation ("VimpelCom"). The joint press release of the Company and VimpelCom announcing the transaction is attached as Exhibit 99.1 hereto.

The Company's Board of Directors unanimously approved the Merger Agreement upon the recommendation of a Special Committee of the Board of Directors comprised entirely of disinterested outside directors (the "Special Committee").

Subject to the terms and conditions of the Merger Agreement, (i) Merger Sub will commence a tender offer (the "Offer") to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the "Common Stock"), at a purchase price of $105 per share of Common Stock in cash (the "Offer Price") and (ii) as promptly as practicable following consummation of the Offer, Merger Sub will be merged (the "Merger") with and into the Company, with each outstanding share of Common Stock (other than shares of Common Stock owned by Merger Sub or Parent or held in the Company’s treasury and shares as to which appraisal rights have been properly exercised and not withdrawn in accordance with the applicable provisions of the Delaware General Corporation Law) being converted into the right to receive the Offer Price in cash, and the Company surviving the Merger as a subsidiary of Parent or VimpelCom.

The parties have made various representations and warranties and agreed to covenants in the Merger Agreement, including covenants by the Company relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, and obligations on the part of both parties to use commercially reasonable best efforts to effectuate the transactions contemplated by the Merger Agreement.

The Company has agreed to a "no-shop" provision that restricts its ability to solicit, encourage approve or recommend any alternative acquisition proposal or enter into any merger or similar agreement providing for an alternative transaction, subject to certain exceptions for unsolicited alternative transaction proposals that the Board (acting through the Special Committee) determines in good faith (after consultation with its independent financial advisers and outside counsel) to be bona fide and reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement), and where the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Parent, Merger Sub or the Company may terminate the Merger Agreement if the Offer is not consummated on or before June 21, 2008; subject to an automatic 45-day extension in the event specified regulatory approvals have not been obtained by such date. In addition, the Merger Agreement contains certain termination rights of Merger Sub and Parent, on the one hand, and the Company on the other hand, and provides that, upon termination of the Merger Agreement in specified circumstances relating to an alternative transaction, the Company will be required to pay Parent a termination fee of $80 million.

Parent or Merger Sub will be required to pay the Company a reverse termination fee of $80 million upon the termination of the Merger Agreement by the Company in specified circumstances, or if the Offer does not close because specified conditions were not satisfied or waived by Parent and Merger Sub. In addition, in other specified circumstances relating to the availability of financing for the transactions contemplated by the Merger Agreement, Parent and Merger Sub will be required to pay the Company an additional reverse termination fee of $120 million upon termination of the Merger Agreement. The reverse termination fee and additional reverse termination fee serve as liquidated damages and constitute a cap on the liability of Parent, Merger Sub and their affiliates and precludes claims for specific performance or equitable relief. An amount equal to the $80 million reverse termination fee is held in a US bank account in which the Company has a security interest, and an amount equal to the $120 million additional reverse termination fee is held in an escrow account in a US bank.

The Offer is expected to commence on or about January 18, 2008. The consummation of the Offer is subject to the satisfaction or waiver of certain conditions, including: (i) a minimum of 63.3% of the outstanding shares of Common Stock of the Company having been tendered into the Offer, (ii) the receipt of applicable antitrust approvals in Russia and Ukraine, (iii) the absence of litigation or governmental action challenging or seeking to prohibit the Offer or the Merger, (iv) there not having been a material adverse change with respect to the Company, and (v) other customary conditions.

If Merger Sub holds at least 90% of the outstanding shares of Common Stock following completion of the Offer, the Merger will be accomplished by filing a certificate of merger with the Delaware Secretary of State without obtaining stockholder approval. Subject to certain conditions, the Company will grant Merger Sub an irrevocable "top up option" to purchase at a price per share equal to the Offer Price, a number of newly issued shares in the Company that, when added to the number of shares owned by Merger Sub following the Offer, will constitute one share more than 90% of the number of shares outstanding after the exercise of the top up option. The top up option is exercisable only if Merger Sub owns at least 80% of the outstanding shares of common stock of the Company following completion of the Offer.

Following the payment by Merger Sub for shares tendered in the Offer, Parent will be entitled to designate all but one member of the Company Board. The remaining director, who will be one of the Special Committee members, will remain in office until the effective time of the Merger, and such director’s approval will be required for actions to enforce the Merger Agreement.

Parent and Merger Sub represent in the Merger Agreement that (i) VimpelCom has received debt financing commitments from third party lenders for $3.5 billion, and (ii) Merger Sub has received a debt financing commitment from VimpelCom for $4.3 billion, and that such financing, along with cash available to Merger Sub, will provide funds sufficient to consummate the Offer and the Merger. The expiration date of the Offer may be extended until execution by VimpelCom and Merger Sub of definitive loan documentation upon receipt of requisite corporate approvals.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedule provided by the Company to Parent and Merger Sub in connection with the signing of the Merger Agreement. This disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent and Merger Sub rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company.

The Offer described in this report and in the Merger Agreement has not yet been commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. At the time the Offer is commenced, Parent and Merger Sub intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the Offer, and the Company intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13e-3 Transaction Statement, each with respect to the Offer. Parent, Merger Sub and the Company intend to mail these documents to the stockholders of the Company. These documents will contain important information about the Offer and stockholders of the Company are urged to read them carefully when they become available.

Stockholders of the Company will be able to obtain a free copy of these documents (when they become available) and other documents filed by the Company, on the one hand, and Parent and Merger Sub, on the other hand, with the United States Securities and Exchange Commission ("SEC") at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the Company by contacting the Company at Representation Office of Golden Teleservices, Inc., 1 Kozhevnichesky Proezd, Moscow, Russia 115114, attention: Investor Relations.

Item 8.01 Other Events.

On December 21, 2007, VimpelCom and the Company issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 2.1 Agreement and Plan of Merger, dated as of December 21, 2007, by and among Golden Telecom, Inc., VimpelCom Finance B.V. and Lillian Acquisition, Inc.
Exhibit 99.1 Joint Press Release issued by Golden Telecom, Inc. and Vimpel-Communications on December 21, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Telecom, Inc.

December 21, 2007	By:	/s/ Jean-Pierre Vandromme

Name: Jean-Pierre Vandromme
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 21, 2007, by and among Golden Telecom, Inc., VimpelCom Finance B.V. and Lillian Acquisition, Inc.
99.1	Joint Press Release issued by Golden Telecom, Inc. and Vimpel-Communications on December 21, 2007.